EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Duos Technologies Group, Inc. of our report dated March 30, 2021 on the consolidated financial statements of Duos Technologies Group, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 14, 2021